Exhibit 12

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) dated as of November 2, 2007, is entered into between SUNTRUST BANKS, INC., a Georgia corporation (“SunTrust”), and Alan A. Wayne, an individual resident of the State of Georgia (“Stockholder”), with respect to the shares of common stock, no par value per share (the “Company Common Stock”), of GB&T Bancshares, Inc., a Georgia corporation (the “Company”), owned by Stockholder.

WITNESSETH:

WHEREAS, SunTrust and the Company have entered into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) pursuant to which the Company will merge with and into SunTrust or a subsidiary of SunTrust (the “Merger”);

WHEREAS, as of the date hereof, Stockholder beneficially and of record owns and has the power to vote 36,163 shares of Company Common Stock (together with (i) any securities issued or exchanged with respect to such shares of Company Common Stock, and upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up or combination of the securities of the Company or any other change in the Company’s capital structure and (ii) any other shares of Company Common Stock otherwise owned by Stockholder on the date hereof or acquired by Stockholder on or after the date hereof, the “Securities”); and

WHEREAS, SunTrust desires to enter into this Agreement in connection with its efforts to consummate an acquisition of the Company, and SunTrust requires that Stockholder enter into this Agreement as a condition to its willingness to enter into the Merger Agreement.

NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Agreement are used in this Agreement with the same meanings given to such terms in the Merger Agreement.

2. Certain Covenants.

2.1 Disposition. Stockholder hereby covenants and agrees during the term of this Agreement that (a) except as consented to in writing by SunTrust in its sole discretion, Stockholder will not sell, transfer, assign, pledge, hypothecate, tender or otherwise dispose of or limit its right to vote in any manner any of the Securities, or agree to do any of the foregoing, and (b) Stockholder will not take any action which would have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement.

2.2 No Solicitation. During the term of this Agreement, subject to Section 7.2 of this Agreement, neither Stockholder nor any of the representatives or affiliates of Stockholder (including any investment banker, attorney or accountant retained by Stockholder or by any Subsidiary of Stockholder) shall (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Alternative Transaction or any inquiries or the making of any proposal which may lead to an Alternative Transaction, (ii) furnish any information to any Person in connection with or in response to an Alternative Transaction or an inquiry or indication of interest that could lead to an Alternative Transaction, (iii) participate in any discussions or negotiations regarding any Alternative Transaction, (iv) enter into any contract or agreement regarding any Alternative Transaction or (v) approve, endorse or recommend, or otherwise make or authorize any statement, recommendation or solicitation in support of, any Alternative Transaction. Stockholder and its representatives and affiliates immediately shall cease and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any Alternative Transaction.

2.3 Voting Agreement.

(a) Stockholder has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to the Securities.

(b) Unless SunTrust votes the Securities directly pursuant to the proxy granted in Section 2.4, Stockholder agrees to vote (and exercise any written consent with respect to) the Securities during the term of this Agreement (i) for the adoption and approval of the Merger Agreement and the Merger (in each case as amended from time to time), (ii) against any extraordinary corporate transaction (other than the Merger), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, liquidation, sale or transfer of a material amount of the assets or securities of the Company or any of its subsidiaries (other than pursuant to the Merger) or any other change of control involving the Company or any of its subsidiaries, including, but not limited to, any Alternative Transaction, and (iii) against any other action or agreement that would result in a breach of any representation, warranty, covenant or agreement of the Company contained in the Merger Agreement or that would result in any of the conditions to the obligations of the Company under the Merger Agreement not being fulfilled, in the case of each clauses (i), (ii) and (iii) at any annual, special or other meeting (or at any adjournment thereof) or in connection with any action or consent of the stockholders of the Company, in lieu of a meeting or otherwise.

(c) This Agreement shall not be terminated by any act of Stockholder or by operation of law, whether by the death or incapacity of Stockholder or by the occurrence of any other event or events (including, without limiting the foregoing, the termination of any trust or estate for which Stockholder is acting as a fiduciary or fiduciaries or the dissolution or liquidation of any corporation or partnership). If between the execution hereof and the Termination Date, Stockholder should die or become incapacitated, or if any trust or estate holding the Securities should be terminated, or if any corporation or partnership holding the Securities should be dissolved or liquidated, or if any other such similar event or events shall occur before the Termination Date, certificates representing the Securities shall be delivered by or on behalf of

Stockholder in accordance with the terms and conditions of the Merger Agreement and this Agreement, and actions taken by Stockholder hereunder shall be as valid as if such death, incapacity, termination, dissolution, liquidation or other similar event or events had not occurred, regardless of whether or not SunTrust has received notice of such death, incapacity, termination, dissolution, liquidation or other event.

2.4 Proxy.

(a) Stockholder by this Agreement does hereby constitute and appoint SunTrust, or any nominee of SunTrust, with full power of substitution, during and for the Proxy Term, as Stockholder’s true and lawful attorney and irrevocable proxy, for and in Stockholder’s name, place and stead, to vote the Securities of Stockholder as Stockholder’s proxy, at every meeting of the Company’s stockholders or any adjournment thereof (or, as applicable, to instruct and direct any holder of record of such Securities to vote such Securities) or execute its proxy with respect to such Securities at every meeting of the Company’s stockholders or any adjournment thereof, (i) for the adoption and approval of the Merger Agreement and the Merger (in each case as amended from time to time), (ii) against any extraordinary corporate transaction (other than the Merger), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, liquidation, sale or transfer of a material amount of the assets or securities of the Company or any of its subsidiaries (other than pursuant to the Merger) or any other change of control involving the Company or any of its subsidiaries, including, but not limited to, any Alternative Transaction, unless SunTrust determines to vote or consent in favor of such action, and (iii) against any other action or agreement that would result in a breach of any representation, warranty, covenant or agreement of the Company contained in the Merger Agreement or that would result in any of the conditions to the obligations of the Company under the Merger Agreement not being fulfilled, unless SunTrust determines to vote or consent in favor of such action, in the case of each clauses (i), (ii) and (iii) at any annual, special or other meeting (or at any adjournment thereof) or in connection with any action or consent of the stockholders of the Company, in lieu of a meeting or otherwise. Stockholder intends this proxy to be irrevocable and coupled with an interest during the Proxy Term and hereby revokes any proxy previously granted by Stockholder with respect to its Securities. Stockholder acknowledges that, pursuant to the authority hereby granted under the irrevocable proxy, SunTrust may vote Stockholder’s Shares in furtherance of its own interests, and SunTrust is not acting as a fiduciary for Stockholder.

(b) For purposes of this Agreement, “Proxy Term” means the period from the execution of this Agreement until the Termination Date.

(c) Stockholder agrees that the irrevocable proxy set forth in this Section 2.4 hereof shall not be terminated by any act of Stockholder or by operation of law, other than upon expiration of the Proxy Term.

2.5 Public Announcement. Stockholder shall consult with SunTrust before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the approval of SunTrust, except as may be required by law.

2.6 Disclosure. Stockholder hereby authorizes SunTrust to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission (the “SEC”) or the New York Stock Exchange (the “NYSE”) or any other national securities exchange its identity and ownership of the Securities and the nature of its commitments, arrangements and understandings under this Agreement.

2.7 Stop Transfer Instruction.

(a) Promptly following the date hereof, Stockholder and SunTrust shall deliver joint written instructions to the Company and to the Company’s transfer agent stating that the Securities may not be sold, transferred, pledged, assigned, hypothecated, tendered or otherwise disposed of in any manner without the prior written consent of SunTrust or except in accordance with the terms and conditions of this Agreement.

(b) Promptly following the date hereof, Stockholder shall cause a legend to be placed on the certificates (to the extent the Securities are certificated) representing the Securities as set forth below:

“The Securities represented by this certificate are subject to restrictions on transfer and may not be sold, transferred, pledged, assigned, hypothecated, tendered or otherwise disposed of except in accordance with and subject to the terms and conditions of a Voting Agreement dated November 2, 2007, between the registered holder hereof and SunTrust Banks, Inc.”

2.8 The parties hereto agree that the legend set forth above shall be removed only upon delivery to the Company’s transfer agent of written notice signed by SunTrust (which notice shall not be unreasonably withheld or delayed) that this Agreement has terminated and the restrictions set forth in the legend above are of no further force and effect.

3. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to SunTrust as follows:

3.1 Ownership. Stockholder has good and valid title to, and is the sole legal and beneficial owner of the Securities, in each case free and clear of all liabilities, claims, liens, options, proxies, charges, participations and encumbrances of any kind or character whatsoever (other than any restrictions under applicable federal and state securities laws).

3.2 Authorization. Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and has sole voting power and sole power of disposition, with respect to the Securities with no restrictions on its voting rights or rights of disposition pertaining thereto (other than any restrictions under applicable federal and state securities laws). Stockholder has duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application related to or affecting creditors’ rights and to general equity principles. No state anti-takeover or similar statute is applicable to SunTrust or the Company or the Surviving Corporation in connection with the Merger, the Merger Agreement or this Agreement or any of the transactions contemplated hereby or thereby.

3.3 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) require Stockholder to file or register with, or obtain any material permit, authorization, consent or approval of, any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity, or (b) violate, or cause a breach of or default under, any contract, agreement or understanding, any statute or law, or any judgment, decree, order, regulation or rule of any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity or any arbitration award binding upon Stockholder. No proceedings are pending which, if adversely determined, will have an adverse effect on any ability to vote or dispose of any of the Securities. Stockholder has not previously assigned or sold any of the Securities to any third party.

3.4 Accredited Investor/ Stockholder Has Adequate Information. Stockholder is acquiring the SunTrust Common Stock to be issued in the Merger for Stockholder’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act of 1933, as amended (the “Act”), or any applicable state securities laws and Stockholder shall not dispose of such SunTrust Common Stock in contravention of the Act or any applicable state securities laws. Stockholder is an “accredited investor”, as that term is defined in Regulation D promulgated under the Securities Act of 1933, as amended. Stockholder is a sophisticated seller with respect to the Securities and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Securities and has independently and without reliance upon SunTrust and based on such information as Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Stockholder acknowledges that SunTrust has neither made nor makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Stockholder acknowledges that the agreements contained herein with respect to the Securities by Stockholder is irrevocable, and that Stockholder shall have no recourse to the Securities or SunTrust, except with respect to breaches of representations, warranties, covenants and agreements expressly set forth in this Agreement.

3.5 SunTrust’s Excluded Information. Stockholder acknowledges and confirms that (a) SunTrust may possess or hereafter come into possession of certain non-public information concerning the Securities and the Company which is not known to Stockholder and which may be material to Stockholder’s decision to sell the Securities (“SunTrust’s Excluded Information”), (b) Stockholder has requested not to receive SunTrust’s Excluded Information and has determined to sell the Securities notwithstanding its lack of knowledge of SunTrust’s Excluded Information, and (c) SunTrust shall have no liability or obligation to Stockholder in connection with, and Stockholder hereby waives and releases SunTrust from, any claims which Stockholder or its successors and assigns may have against SunTrust (whether pursuant to applicable Securities, laws or otherwise) with respect to the non-disclosure of SunTrust’s Excluded Information; provided, however, nothing contained in this Section 3.5 shall limit Stockholder’s right to rely upon the express representations and warranties made by SunTrust in this Agreement, or Stockholder’s remedies in respect of breaches of any such representations and warranties.

3.6 No Setoff. Stockholder has no liability or obligation related to or in connection with the Securities other than the obligations to SunTrust as set forth in this Agreement. There are no legal or equitable defenses or counterclaims that have been or may be asserted by or on behalf of the Company, as applicable, to reduce the amount of the Securities or affect the validity or enforceability of the Securities.

4. Representations and Warranties of SunTrust. SunTrust hereby represents and warrants to Stockholder as follows:

4.1 Authorization. SunTrust has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. SunTrust has duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of SunTrust, enforceable against SunTrust in accordance with its terms, subject to the qualification however, that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application related to or affecting creditors’ rights and to general equity principles.

4.2 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) require SunTrust to file or register with, or obtain any material permit, authorization, consent or approval of, any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity, in any case other than as contemplated by this Agreement or the Merger Agreement or (b) violate, or cause a breach of or default under, any contract, agreement or understanding, any statute or law, or any judgment, decree, order, regulation or rule of any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity or any arbitration award binding upon SunTrust, except for such violations, breaches or defaults which are not reasonably likely to have a material adverse effect on SunTrust’s ability to satisfy its obligations under this Agreement.

5. No Control. Nothing contained in this Agreement shall give SunTrust the right to control or direct the Company or the Company’s operations.

6. Specific Performance. Stockholder acknowledges that SunTrust will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder which are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available to SunTrust upon the breach by Stockholder of such covenants and agreements, SunTrust shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements.

7. Miscellaneous.

7.1 Term. This Agreement shall terminate upon the earlier of (a) the consummation of the Merger and (b) the termination of the Merger Agreement pursuant to its terms (the “Termination Date”). At the Termination Date, this Agreement shall thereupon become void and be of no further force and effect, provided that nothing herein shall relieve any party from liability hereof for breaches of this Agreement prior to the Termination Date.

7.2 Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) Stockholder makes no agreement or understanding herein in any capacity other than in Stockholder’s capacity as a record holder and beneficial owner of Securities, (b) nothing herein shall be construed to limit or affect any action or inaction by Stockholder in his capacity as a director or officer of the Company, and (c) Stockholder shall have no liability to SunTrust or any of its affiliates under this Agreement or otherwise as a result of any action or inaction by Stockholder acting in his capacity as a director or officer of the Company.

7.3 Expenses. Each of the parties hereto shall pay its own expenses incurred in connection with this Agreement. Each of the parties hereto warrants and covenants to the others that it will bear all claims for brokerage fees attributable to action taken by it.

7.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective representatives and permitted successors and assigns.

7.5 Entire Agreement. This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties hereto.

7.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Time is of the essence with respect to all provisions of this Agreement.

7.7 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party; provided, however, that SunTrust may freely assign its rights to an affiliate of SunTrust without such prior written approval but no such assignment shall relieve SunTrust of any of its obligations hereunder. Any purported assignment without such consent shall be void.

7.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but each of which together shall constitute one and the same Agreement.

7.9 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by confirmed facsimile or by registered or certified mail

(postage prepaid, return receipt requested) to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.9:

if to SunTrust:	c/o SunTrust Banks, Inc.
303 Peachtree Street, NE, 29th Floor
Atlanta, Georgia 30308
Attn: Raymond D. Fortin
Facsimile: (404) 724-3550

with a copy to:	King & Spalding LLP
1180 Peachtree Street NE
Atlanta, GA 30309
Attn: C. William Baxley
Facsimile: (404) 572-5132

if to Stockholder:	Alan A. Wayne
5763 Wayne Crest Rd.
Flowery Branch, GA 30542

with a copy to:	Troutman Sanders LLP
600 Peachtree Street
5200
Atlanta, GA 30308
Attn: David Ghegan
Facsimile: (404) 962-6599

7.10 Governing Law. This Agreement shall be governed and construed in accordance with the internal laws of the State of Georgia applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts-of-law principles. The parties agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in Atlanta, Georgia having jurisdiction over the matter; provided, however, that if such a federal court does not have jurisdiction over the matter, any aforementioned suit, action or proceeding shall be brought in a state court located in Atlanta, Georgia having jurisdiction over the matter. Each of the parties submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties irrevocably waives the right to trial by jury, and each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 7.9.

7.11 Enforceability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

7.12 Further Assurances. Stockholder will use all reasonable efforts to cooperate with SunTrust in connection with the Merger, promptly take such actions as are necessary or appropriate to consummate the Merger, and provide any information reasonably requested by SunTrust for any registration of shares of SunTrust Common Stock issued in the Merger and any regulatory application or filing made or approval sought for the transactions contemplated by the Merger Agreement. Stockholder waives all rights available to it under the Georgia Business Corporation Code to demand appraisal or dissenters’ rights with respect to the Securities.

7.13 Remedies Not Exclusive. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

IN WITNESS WHEREOF, SunTrust and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

SUNTRUST BANKS, INC.

By:	/s/ Richard G. Blumberg
Name:	Richard G. Blumberg
Title:	Senior Vice President

/s/ Alan A. Wayne
Alan A. Wayne